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                                                                     EXHIBIT 5.1



                         [PERKINS COIE LLP LETTERHEAD]



                               February 11, 1999


ONYX Software Corporation
310 - 120th Avenue N.E.
Bellevue, Washington  98005


     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 9,029,923 shares of Common Stock, par value $.01 per share (the "Shares"), which may be issued as follows:
900,000 shares pursuant to the ONYX Software Corporation 1998 Employee Stock Purchase Plan; 5,069,771 shares pursuant to the ONYX Software Corporation 1998 Stock Incentive Compensation Plan; and 3,060,152 shares pursuant to the ONYX Software Corporation Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan.

     Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the plans, and the receipt of consideration therefor in accordance with the terms of the plans, such Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ PERKINS COIE LLP